TERM SHEET	EXHIBIT 99.1

Candidate:	James F. Palmer

Corporate VP and Chief Financial Officer

Title	Corporate VP and Chief Financial Officer

Salary	$725,000

Annual Incentives	AIP Target: 70% Target Amount: $507,500 Minimum 2007 Bonus will be the greater of target above or actual based on UPF and IPF

Long-term Incentive	2007 Grant of: - 40,000 Options - 20,000 RPSRs (Perf. 2007-2009) Total value estimated at $1,930,000 @ $66.00 stock price. Award granted as of start date, constituting 2007 annual award.

Other Benefits and Perquisites

1. Executive perquisites at CPC level

2. Greater of CPC SERP (3.33% service formula) or accrued SERP benefit at current employer (estimated $535,000 lump sum). Value of benefit to be confirmed within 90 days of hire.

3. Special Officer Retiree Medical Plan (SORMP) eligibility

4. Executive Medical

5. CIC Special Agreement (3+3)

6. Reasonable professional fees plus tax gross-up in negotiation of employment offer letter.

7. Directors and Officers (D&O) liability insurance

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Candidate:	James F. Palmer

Corporate VP and Chief Financial Officer

Buyout / Sign-on

Recommended buyout:

1. 40,000 RSRs, estimated at $2,640,000, vesting in 25% installments over 4 years

-   RSRs will vests in full upon a Qualifying Termination , death or Disability (as defined under Officer’s Severance Program)

2. Cash payment if Palmer is restricted from exercising vested stock options from Visteon within 90 days following termination of employment. Forfeiture to be verified. Value to be determined based on a closing market price of Visteon stock as of termination date over exercise price and is currently estimated at $608,000.

3. Sign-on bonus $700,000 with payout in 3 equal installments

-   1st payment within 30 days of start date

-   2nd payment within 30-days of 1st anniversary

-   3rd payment within 30-days of 2nd anniversary

Unpaid sign-on bonus payable in full upon a Qualifying Termination, death or Disability (as defined under Officer’s Severance Program)

4. Replacement of Boeing SERP, annuity payment of $8,632 per month (estimated present value at $1.3 million)

Termination

Severance Plan for Elected and Appointed Officers at CPC level (“VP Severance Plan”) Estimated term values within 1 year:

☐   “Qualifying” termination: $6.5 million, accelerated payments for sign-on bonus and RSR grant estimated at $3.5 million

☐   Voluntary termination: $1.5 million

Relocation

Relocation policy at CPC level with tax gross-up, plus the following benefits:

1. Closing costs and other items covered by the relocation policy in connection with purchase of a home in Los Angeles.

2. Extend the temporary living benefit in the relocation policy to a reasonable period beyond the 60 day limit set forth in the policy (anticipated to be up to 120 additional days).

3. Move personal effects and vehicles from Detroit to Los Angeles, and will also move items designated by him from Seattle to Los Angeles.

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